UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

September 28, 2007

_____________________________

Date of Report (Date of earliest event reported)

NEXTMART, INC.

_____________________________________________________________________________________________

(Exact name of registrant as specified in its charter)

Delaware

       000-26347

410985135

___________________________________________________________________________________________

(State or other jurisdiction                                     (Commission

(IRS Employer

 of incorporation)                                                     File Number)

 Identification No.)

NextMart Inc. Oriental Plaza Bldg. W3, Twelfth Floor

1 East Chang'an Avenue, Dongcheng District, Beijing, 100738 PRC ___________________________________________________________________________________________

(Address of principal executive offices)

      (Zip Code)

Registrant’s telephone number, including area code:  (888) 865-0901 x 322

None

_____________________________________________________________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into A Material Definitive Agreement

On September 28, 2007, we entered into a supplementary agreement (the “Supplementary Agreement”) with Mr. Ren Huiliang, our current CEO, to revise the terms and conditions of the Sales and Purchase Agreement (the “Sales and Purchase Agreement”) by which we purchased 100% of William Brand Administer Co., Ltd from Mr. Ren. Specifically, the Supplementary Agreement modifies the payment schedule by which we will compensate Mr. Ren for William’s Brand’s attainment of certain revenue and profit guarantees.

According to the original Sales and Purchase Agreement, we purchased William’s Brand Administer Co. Ltd from Mr. Ren for an aggregate consideration of $18,620,688 USD to be satisfied through the issuance of 4,655,172 shares of our common stock (the “Consideration Shares”). For purposes of the transaction, each share was valued at $4.00 USD. The Consideration Shares were to be issued in four equal installments. The first installment was issued to Mr. Ren upon the closing of the acquisition on September 30, 2006; and the remaining three installments of 1,163,793 (totaling 3,491,379) of our shares were to be issued to Mr. Ren  subject to attaining certain revenue and profit requirements from the operations of William’s Brand in the three fiscal years following the completion of the acquisition. These revenue and profit guarantees as stated in the original Sales and Purchase Agreement are as follows: Year 1; $15 million (revenues)/$3 million (profit), Year 2; $17.5 million  (revenues)/$3.5 million (profit), and Year 3; $20 million (revenues) and $4 million (profit). All amounts are in US Dollars.

Through the Supplementary Agreement, we and Mr. Ren agreed to modify the share payment schedule of the original Sales and Purchase Agreement such that we will now issue all remaining 3,491,379 shares of our common stock to Mr. Ren. Despite this change, both parties agree that all guarantees made by Mr. Ren to the Company under the original Sales and Purchase Agreement, most notably the revenue and profit guarantees listed above, shall remain unchanged and in full effect. Furthermore, both the Company and Mr. Ren agree that shall the Company decide to exercise its right to purchase Shanghai Guifuren Garment Co. Ltd, a well-known women’s apparel retailer in China, in the future, Mr. Ren shall receive additional stock compensation benefits for leading the merged NextMart—Guifuren business. The amount of such compensation has not been determined at this time.

The rationale behind the modification of the original Sales and Purchase Agreement by way of Supplementary Agreement is two fold: (1) Our share price has decreased substantially since the date of the original Sales and Purchase Agreement ($4 USD to $0.23 USD); and (2) Mr. Ren and the business of William’s Brand, the subsidiary that we acquired in the transaction, represent an integral component in our future success.

A copy of the original Sales and Purchase Agreement by which the Company acquired William Brand Apparel is incorporated by reference in the Company’s Form 8-K filed on June 8, 2006.

Finally, we have been informed by Sun Media Investment Holdings, Ltd. ("SMIH"), our largest shareholder, that SMIH will incentivize Mr. Ren by pooling 10 million of our shares held by SMIH into a joint venture owned equally by SMIH and Mr. Ren. At the same time, Mr. Ren will contribute 4 million of our shares held by Mr. Ren to joint venture and agrees to contribute an additional 6 million of our shares (or its equivalent value) to the joint venture over the next three years. In addition, should William Brand fulfill all of its revenue and profit guarantees as described above over the next three fiscal years, SMIH will further reward Mr. Ren by pooling an additional 2 million NXMR shares into the joint venture.

Item 3.02. Sale of Unregistered Securities.

On September 28, 2007, we agreed to issue 3,491,379 of our common shares to Mr. Ren Huiliang, our Chief Executive Officer,  as described above. This issuance is exempt from registration under Sections 4(2) and the rules and regulation promulgated thereunder.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXTMART, INC.

(Registrant)

Date:  October 25, 2007

By:  /s/

Ren Huiliang

Ren Huiliang, Chief Executive Officer

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